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                                  EXHIBIT 10.6

                           THE MARKETING SOURCE, INC.

                           AGENCY SERVICES AND CHARGES

      AGREEMENT made this 3rd day of June, 2005 between Muslim Media Network and The Marketing Source Inc., advertising agency.

I.    AGENCY RESPONSIBILITIES

   a) To formulate, develop and submit advertising and promotion ideas, plans, programs and campaigns and in some cases public relations programs.

   b) To produce (including copy, finished art, electronic files, production supervision, and printing materials) and release to publications in accordance with approved advertising schedules.

   c) To produce (including copy, finished art, electronic files, production supervision) and deliver finished printed materials such as brochures, literature, mailers, point-of-purchase materials and other collateral and merchandising materials as may be directed.

   d) To produce, or arrange for production of outdoor advertising materials including painted boards and printed posters.

   e) To produce, or arrange for production, including auditioning of talent, preparation of props and other necessary materials for all radio and television commercials, audio visuals and training films.

   f) To evaluate and present media recommendations covering all media and to reserve, contract for and arrange space, time and facilities with the various media.

   g) To provide a range of marketing and research services including such as product evaluation, motivational research, market analysis, etc., on a direct basis or through other research firms.

II.   AGENCY COMPENSATION

   a) All creative time...copy, layout and production supervision...shall be billed at $95 per hour.

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   b)    In all space and time media which allow an agency commission of at least 15%, The Marketing Source shall receive the 15% commission. On non-commissionable media, or where the commission is less than 15%, the agency shall receive a commission of 17.65% of the media cost to allow a 15% net commission to the agency.

   c) In outdoor advertising where the standard commission to the agency is 15%, the agency will receive the same.

   d) All outside purchases such as typography, 4-color negatives, veloxes, signs, printing, broadcast and print talent, etc., shall be rebilled at cost plus 17.65%.

   e) Art illustration done in-agency shall be rebilled at $95 per hour. All art purchased outside the agency shall be rebilled at cost plus 17.65%.

   f) Marketing consultation services shall he billed at $95 per hour. This shall be agreed on in advance, where applicable.

   g) Research shall basically be a flexible charge. When handled directly by the agency, time shall be billed at $95 per hour including supervision, preparation, field work. evaluation and publishing of results.

         In those cases where the agency shall be involved in the supervision and/or preparation and the balance of the projects contracted out to independent research firms, the agency shall bill the project at cost plus 17.65% to allow a net 15% commission to the agency.

   h) For such out of. pocket expenses as packing, shipping, mailing, delivery and long distance telephone calls on the client's behalf, these expenses shall be rebilled at cost without markup.

   i) All out-of-town travel expenses and lodging incurred in the client's behalf shall he rebilled at cost, without agency mark-up.

   j) Public Relations shall be billed at $95 per hour for a senior manager/writer and $85 per hour for a junior manager/writer, plus all out-of-pocket expenses. Such costs may include entertainment of media personnel pertinent to the placement of public relations material.

   l) Executive management meeting time, where applicable, shall be charged at a rate of $95 per hour. This charge shall apply to client meetings only. Internal agency meetings shall be covered by commissions.

   m) All agency invoices are due and payable within 30 days from date of invoice.

   n) In the event there is no commissionable media and/or commissions are insufficient to cover account administration and media expenses, the following; items will be billed on an hourly as utilized basis.

Executive Management                      $ 95 Per Hour
Account Supervision                       $ 95 Per Hour
Account Executive                         $ 95 Per Hour
Media Evaluation/Planning                 $ 75 Per Hour
Media Placement &. Checking;              $ 65 Per Hour
Office/Clerical                           $ 40 Per Hour

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         These charges will continue until media commissions cover the above-mentioned expenses and offer the agency a reasonable profit margin.

   o) For new clients, where the business has no historical track record of payment, The Marketing Source will not front substantial sums of money or act as a financial credit source. We operate on a 1/3, 1/3, 1/3 billing schedule explained as follows:

         The first one-third payment shall be paid upon initiation of agency services. This advance payment shall in-effect guarantee The Marketing Source will be partially compensated for its stock in trade creativity. At the same time, The Marketing Source shall guarantee that agency services will be completed and revised if necessary, to the client's satisfaction.

         The second one-third payment shall he due and payable upon delivery of the finished product(s) to the client. Such payment will enable The Marketing Source to cover all outside supplier expenses whose invoices are due and payable within 30 days of being rendered.

         The third one third payment shall be due and payable within 30 days after delivery of the finished product(s) to the client.

         For media billings, until such time as a credit payment history is established with The Marketing Source, payment is required "up front" before any media is placed on behalf of the client.

         Once a credit payment history is established, a credit limit will he established and all invoices will become clue and payable within 30 days of receipt of same invoices. If the credit limit is exceeded and due, all agency work on projects or assignments will cease until the credit limit is honored.

III.  TERMS OF THE AGREEMENT

   a)    This agreement shall become effective on the 3rd day of June, 2005.

   b) This agreement may be terminated by either party upon not less than sixty (60) days written notice given by either party to the other and sent by registered mail to the principal place of business of the party to whom such notice is addressed.

   c) In the event of termination, the rights, duties and responsibilities of both parties shall continue during the period of notice. The agency schedule of compensation as set forth in this agreement shall continue in full force during the period of notice.

   d) Upon termination of this contract, the agency will bill the client for all amounts not previously billed and/or paid, and the agency will deliver to the client all materials and properties and information regarding termination of contracts in the client's behalf.

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   e)    Upon termination of this contract, the client agrees to pay all agency invoices not paid within 30 clays of receipt of same invoices.

IV.   AGREEMENT

         In witness whereof, the parties hereto each by duly authorized officer, have set their hands this 3rd day of June, 2005.

By: /s/ Douglas Merta
    -----------------------

Title: President

             THE MARKETING SOURCE

By: /s/ A. S. Nakadar
    -----------------------

Title: CEO and President (A. S. Nakadar)

Client: Muslim Media Network

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